Exhibit 10.15
EMPLOYMENT AND NON-COMPETITION AGREEMENT
This Employment and Non-Competition Agreement (this “Agreement”) is made this 12th day of March, 2007 by and between National Interstate Corporation (“NIC”) and Alan R. Spachman (“Spachman”).
Recital: As part of the orderly development of NIC’s management structure, NIC has named Spachman, who is the founder of NIC and has served as its President since 1989 and as its Chairman since 2004, to the newly created post of Chief Executive Officer (“CEO”), effective January 1, 2007, with the expectation that, while he is in that post, Spachman will devote a substantial portion of his efforts to the transition of his duties to his eventual successor as CEO. In connection with such transition, this Agreement provides for Spachman’s continuing employment by NIC for up to two years after the appointment of a successor CEO.
In consideration of the mutual covenants set forth in this Agreement, NIC and Spachman agree as follows:
1. Employment Term. During the period specified in this Section 1, NIC will employ Spachman, and Spachman will be employed by NIC, on the terms and subject to the conditions set forth in this Agreement. The term of Spachman’s employment under this Agreement (the “Term”) will begin as of January 1, 2007 (the “Effective Date”), and, subject to prior termination as provided in Section 15, will continue through the date that is the first to occur of (a) the second anniversary of the date (the “Succession Date”) on which an individual other than Spachman is appointed CEO of NIC by the Board, or (b) December 31, 2009; such period shall be referred to in this Agreement as the “Scheduled Term.” The Term will be divided into two portions, the first of which (the “CEO Portion”) will run from January 1, 2007 through the Succession Date and the second of which (the “Post-CEO Portion”) will run from the Succession Date through the end of the Term.
2. Duties and Responsibilities.
(a) During the CEO Portion of the Term, Spachman will serve as the Chief Executive Officer of NIC, in which capacity he will perform such duties and have such responsibilities, consistent with his status as CEO, as may be assigned to him by the Board of Directors of NIC from time to time, primarily focusing on strategic opportunities, public company responsibilities, and the implementation of succession planning through development of a successor to himself as CEO. During the CEO Portion of the Term, Spachman will devote such time to the business of and to the furtherance of the purposes and objectives of NIC as may be necessary to perform the duties and fulfill the responsibilities mutually agreed upon from time to time as contemplated above.
(b) During the Post-CEO Portion of the Term, Spachman will serve as senior advisor, in which capacity he will perform such duties and have such responsibilities as may be mutually agreed upon between Spachman and the Board of Directors of NIC from time to time. During the Post-CEO Portion of the Term, Spachman will devote such time to the business of and to the furtherance of the purposes and objectives of NIC as may be necessary to perform the duties and fulfill the responsibilities mutually agreed upon from time to time as contemplated above, and will be entitled to engage in other remunerative activities, including part time employment by another employer. During the Term and until the earlier to occur of (i) an executive of NIC obtaining appropriate licenses in states necessary to maintain continuity of the business of NIC and its subsidiaries or (ii) December 31, 2007, Spachman will serve certain subsidiaries of NIC in such executive capacities as may be mutually agreed upon from time to time by Spachman and the respective Boards of Directors of such NIC subsidiaries.
3. Cash Compensation. Throughout the Term, NIC will pay to Spachman base salary at the rate of $330,000 per year together with a guaranteed bonus equal to 100% of base salary. The combined total of base salary and 100% bonus (aggregating $660,000 per year) will be paid in equal installments, subject to applicable withholding and in accordance with NIC’s normal payroll practice (with a partial installment due at the end of the Term if the end of the Term does not coincide with the end of a payroll period).
4. Pre-2007 Bonuses. In light of the guaranteed bonus to be paid to Spachman during the Term, he will not be eligible to participate in NIC’s Management Bonus Plan for 2007 or any later year and he will not be entitled to any cash payment for any paid time off accruing after December 31, 2006. For purposes of determining Spachman’s right to bonuses with respect to 2006 and any earlier year, Spachman will be deemed to be in the active employ of NIC both throughout the Term and, unless Spachman’s employment under this Agreement is terminated for Cause pursuant to Section 15(c), indefinitely thereafter. Accordingly, any bonus payments attributable to 2006 or earlier year results that would otherwise be paid to Spachman in 2007 or any later year (with the original requirement that he be in the active employ of NIC at the scheduled time of the bonus payment) will be paid to Spachman or to his estate (subject only to the requirement that his employment under this Agreement not have been terminated for Cause before the scheduled time of the bonus payment). Spachman will be entitled to payment, in 2007, for all accrued but unused paid time off that he has accrued through December 31, 2006, but will not be entitled to any cash payment for any paid time off accruing after December 31, 2006.
5. Stock Options. Spachman holds options, granted under NIC’s Long Term Incentive Plan, to buy 80,000 Common Shares of NIC, which options are scheduled to vest at the rate of 16,000 per year on January 1 of each year from 2006 through 2010. (32,000 shares vested as of January 1, 2007.) So long as Spachman is employed under this Agreement, these options will continue to vest in accordance with the previously established schedule. Upon termination of his employment under this Agreement for any reason other than termination for Cause pursuant to Section 15(c), all then unvested options will become fully vested and exercisable as of the date of that termination and Spachman (or his legal representative) will have a period of 90 days following that termination within which to exercise any and all of those option that then remain unexercised. The Compensation Committee of NIC’s Board of Directors will confirm the approval of these provisions in a letter to be delivered to Spachman not later than 15 days after execution of this Agreement by both parties.
6. Health, Life, and Disability Coverage.
(a) NIC will continue to provide to Spachman, throughout the Term, coverage under NIC’s health insurance benefits plans, including the Flexible Spending Account program, subject to normal deductibles, premiums, and co-payments in effect from time to time; except that if Spachman becomes eligible for substantially equivalent coverage at substantially equivalent cost from another employer at any time during the Post-CEO Portion of the Term, Spachman’s right to participate in NIC’s health insurance benefits plans will terminate not later than 90 days after Spachman becomes eligible for that substantially equivalent coverage. If, upon termination of his employment with NIC, Spachman is eligible for continued benefits under COBRA, NIC will provide him with written notification under separate cover.
(b) NIC will continue to provide to Spachman, throughout the Term, the maximum levels of coverage available under NIC’s Basic Life Insurance/Accidental Death and Dismemberment Plan.
(c) NIC will continue to provide to Spachman, throughout the Term, group short term and long term disability coverage on substantially the same basis as was provided to him by NIC during 2006, except that NIC will not continue coverage to Spachman under the Company’s supplemental LTD program for officers after the next normal expiration date for the policy underlying that program that occurs after January 1, 2007.
7. Savings and Profit Sharing Plan. Spachman will continue to be eligible throughout the Term to participate in NIC’s Savings and Profit Sharing Plan with payroll deductions and ultimate distributions to be made in accordance with the provisions of that plan. Spachman will be eligible for NIC 401(k) profit sharing contributions on the same basis as other senior executive officers throughout the Term.
8. Auto, Perquisites, and Office. Throughout the Term, Spachman will be entitled to continued use of an automobile (under NIC’s Company Auto Program for Senior Officers), to all standard officer perquisites, and to reimbursement for dues and fees at one country club, all at substantially the same levels as in effect for Spachman during 2006. Throughout the CEO Portion of the Term, Spachman will be entitled to the continued use of his current office, secretarial services, and computer, telephone, and related support. Throughout the Post-CEO Portion of the Term, Spachman will be entitled to the use of an appropriate office together with secretarial services and computer, telephone, and related support, comparable to his current office and related support.
9. Reimbursement for Expenses. Subject to such limitations as may be reasonably imposed by NIC from time to time, NIC will reimburse Spachman for reasonable, ordinary, and necessary business expenses incurred by him in furtherance of NIC’s business, provided Spachman accounts to NIC therefore in a manner sufficient to substantiate deductions with respect to those expenses by NIC for federal income tax purposes.
10. Confidential Information. Notwithstanding any other provision of this Agreement, both during and after Spachman’s employment with NIC, Spachman will maintain the confidentiality of Confidential Information and will refrain from using such Confidential Information (except in connection with Spachman’s job responsibilities) and disclosing it to anyone other than NIC, its employees, and other entities that have a business relationship with NIC and a need for such Confidential Information. For purposes of this Agreement, “Confidential Information” is information of NIC that Spachman would not have acquired but for his employment by NIC and that NIC endeavors to keep confidential, including without limitation, and regardless of whether such information is in a tangible medium of expression, accounting information, agency information, broker-marketing information, claims information, customer service information, employee information, financial information, information systems information, underwriting information, and any information provided by a third party to NIC in confidence. At the termination of this Agreement or otherwise upon NIC’s demand, Spachman will provide to NIC all records containing Confidential Information as well as any copies of it, including handwritten notes made or derived from Confidential Information or records, all of which are the property of NIC.
11. Activity Restraints. Subject to the exceptions listed below, Spachman agrees that he will not, during the Scheduled Term or at any time within 12 months after the Scheduled Term, whether as an individual for his own account, or as an employee, officer, director, significant shareholder, partner, member, agent, independent contractor, or consultant of any person, firm, corporation, or other entity engage in the following activities:
(a) Enter into or engage in any business that competes, directly or indirectly, with the NIC;
(b) Have any contact, including discussions, negotiations, agreements, or understandings, with any insured, potential insured, agent, broker, or other entity of NIC with which NIC had discussions, negotiations, agreements or understandings with at any time during Spachman’s employment relating in any manner to competing insurance products that are identical to, substantially the same as, or an adequate substitute for any insurance products of NIC and that are, or could reasonably be anticipated to be, marketed or distributed in such a manner and in such a geographic area as to actually compete with such insurance products of NIC.
Nothing in this Agreement shall be construed to prohibit Spachman from engaging in property and casualty insurance business or businesses that do not conflict, directly or indirectly, with NIC’s operations or initiatives; provided that, before becoming involved in any type of property and casualty insurance business, Spachman must give at least 60 days prior notice of his intention to become involved with that business to NIC management and must give NIC a reasonable opportunity to consider possible relationships between NIC and the new Spachman venture. Any proposed terms will be negotiated at arms length between members of senior management of NIC and Spachman, and will then be subject to approval by a special committee of the Board of Directors that has been appointed for this purpose (currently consisting of Directors Consolino, Jensen, Larson and Schiavone). Spachman and NIC agree that Spachman engaging in low-value dwelling property insurance will not conflict, directly or indirectly, with NIC’s operations or initiatives.
Attached as Exhibit A is a term sheet outlining the essential terms of an agreement or agreements to be entered into between Spachman and NIC with respect to Spachman engaging in low-value dwelling property insurance in the State of Texas; such terms have been approved by the special committee of the board, as well as the Audit Committee pursuant to its Charter responsibilities. NIC and Spachman will enter into a formal agreement or agreements capturing these terms and other customary terms and conditions, which will be disclosed upon execution as required by applicable law.
12. Hiring or Soliciting NIC Employees. Without the prior written consent of NIC’s Board of Directors, during the Scheduled Term or at any time within 12 months after the Scheduled Term, Spachman will not, directly or indirectly, hire or solicit for hire any of NIC’s employees to work for Spachman or any entity with which Spachman is associated.
13. Remedies. Spachman acknowledges that:
(a) The promises in Sections 10, 11 and 12 of this Agreement are reasonably necessary to protect the goodwill, trade secrets, and other business interests of NIC and will not cause Spachman undue hardship.
(b) Any breach of these promises will cause NIC immediate irreparable harm for which injunctive relief, including an ex parte temporary restraining order, may be necessary. Injunctive relief will not preclude NIC from receiving any other relief to which it might be entitled.
(c) The promises in Sections 10, 11 and 12 of this Agreement are of the essence of this Agreement. They must be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Spachman against NIC, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by NIC of these promises.
14. Construction of Agreement. Spachman’s promises in Sections 10, 11, and 12 of this Agreement are separate and independent. If any of these promises is declared invalid or unenforceable by any court, Spachman’s remaining promises and obligations shall remain in full force and effect. If any of the provisions contained in Sections 10, 11 and 12 of this Agreement are held to be unenforceable due to the duration or other aspect of the scope of those provisions, the parties agree that a court has the power to and should reduce the duration or scope of that provision and enforce the provision in its reduced form.
     Sections 10 through 13 shall survive termination of this Agreement or termination of employment before the end of the Scheduled Term.
15. Termination of Employment.
(a) At Expiration of Term. If employment is not earlier terminated, Spachman’s employment under this Agreement will terminate at the close of business on the last day of the Scheduled Term that is specified in Section 1.
(b) Death or Disability. Spachman’s employment under this Agreement will terminate immediately upon Spachman’s death. NIC may terminate Spachman’s employment hereunder immediately upon giving notice of termination if Spachman is disabled, by reason of physical or mental impairment, to such an extent that he has been unable to substantially perform his duties under this Agreement for an aggregate of 90 days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive calendar months.
(c) For Cause. NIC may terminate Spachman’s employment under this Agreement for “Cause” if, before the end of the Scheduled Term:
(i) Spachman is convicted of a felony (other than felonious operation of a motor vehicle);
(ii) Spachman commits an act or series of acts of dishonesty or willful misconduct that is, or could be materially injurious to NIC in the course of his employment that are materially inimical to the best interests of NIC and, if the act or acts are capable of being cured, Spachman fails to cure or take all reasonable steps to cure within 30 days of notice from the Board of Directors to Spachman;
(iii) Spachman continues to violate his obligations under either or both of Sections 11 and 12 of this Agreement after the Board of Directors has advised him in writing to cease those activities; or
(iv) Other than for disability, Spachman abandons or consistently fails to attempt to perform his duties and responsibilities under this Agreement at any time during the Term, in either event, for 30 consecutive days after Spachman’s receipt of written notice from the Board of Directors.
(d) For Good Reason. Spachman may terminate his employment under this Agreement for “Good Reason” if, before the end of the Scheduled Term:
(i) NIC materially breaches its obligations under this Agreement and, if the breach is curable, NIC fails to cure or take all reasonable steps to cure within 30 days of notice from Spachman to the Board of Directors;
(ii) NIC undergoes a Change in Control (as that term is defined in NIC’s Long Term Incentive Plan as in effect on January 1, 2007); or
(iii) NIC appoints an individual other than Spachman to serve as CEO and the appointment is not made by supermajority action of the Board of Directors of NIC. For purposes of this Agreement, a supermajority action of the Board of Directors of NIC is an action that is affirmatively approved by members of the Board who comprise at least 75% of the full authorized number of members of the Board at the time the action is taken.
16. Payments Upon Termination.
(a) Upon Termination Without Cause or For Good Reason. If Spachman’s employment under this Agreement is terminated before the end of the Scheduled Term by NIC without Cause or by Spachman for Good Reason, NIC will pay and provide to Spachman all compensation and benefits to which he would be entitled under this Agreement had he lived and continued in the employ of NIC under this Agreement throughout the end of the Scheduled Term.
(b) Upon Death or Disability. In the event of Spachman’s disability (as described in Section 15(b) or death, but only if he is not then in breach of Sections 10 and 11, any payments remaining under Sections 3 and 4 will be made to him in the case of disability or his estate in the event of his death. The provisions of Section 5 will remain in effect in the event of disability or death. Payments will be made on the same schedule called for in those Sections.

(c) Upon Any Other Termination. Upon any termination of Spachman’s employment before the end of the Scheduled Term other than a termination (i) by NIC without Cause, (ii) by Spachman for Good Reason, or (iii) due to Spachman’s death or disability, NIC will pay to Spachman all unpaid cash compensation accrued through the effective date of termination but will not be obligated to make any further payment or to provide any further benefit to Spachman under this Agreement.
17. Arbitration.
(a) Procedures. Except as otherwise provided in Section 17(d) with respect to injunctive relief, any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach of any provision of this Agreement or relating to Spachman’s employment, will be submitted to binding arbitration in Cleveland, Ohio in accordance with the Employment Arbitration Rules of the American Arbitration Association. The arbitration will be conducted by a single arbitrator selected from the list of arbitrators maintained by the American Arbitration Association under its Employment Program or any successor program as follows: (i) the American Arbitration Association (at the request of either or both parties) will provide a list of the names of seven disinterested potential arbitrators, (ii) NIC will delete one name from the list, (iii) Spachman will delete one name from the shortened list, (iv) the procedure in (ii) and (iii) will be repeated alternately until only the name of one potential arbitrator remains on the list and that potential arbitrator will be the arbitrator. If either NIC or Spachman fails to cooperate reasonably in the selection of a single arbitrator, the other of them may request that the American Arbitration Association name as the arbitrator any one of the potential arbitrators (as selected by the party making the request) still remaining on the original list of seven at the time of the failure to cooperate. The decision by the arbitrator will be final and binding on the parties to this Agreement. Judgment upon the decision rendered by the arbitrator may be entered in any court having appropriate jurisdiction.
(b) Fees and Expenses. The expenses of the arbitration and any related proceedings of the type referred to in Section 17(d) (other than the legal fees and expenses incurred by Spachman in connection with the arbitration and related proceedings) will be paid by NIC. The reasonable legal fees and expenses incurred by Spachman in connection with the arbitration and related proceedings will also be paid by NIC unless the arbitrator rules that Spachman had no reasonable grounds for the position propounded by him in the arbitration (which determination need not be made simply because Spachman fails to succeed in the arbitration and related proceedings).
(c) Interest. If the arbitrator determines that NIC has failed to timely pay any amount or provide any benefit to Spachman, Spachman will be entitled to receive, in addition to the payment or benefit itself, interest on the unpaid amount or on the value of the benefit not provided at a rate to be determined by the arbitrator from the date on which the payment or benefit should have been made or provided to the date on which the payment or benefit is made or provided.
(d) Injunctive Relief. Any party to a dispute, claim, or controversy described in Section 17(a) will be entitled to apply to any court of competent jurisdiction for injunctive relief at any time before the arbitrator has been appointed and has affirmatively accepted the obligation to determine the extent to which injunctive relief should be continued or granted. Any injunctive relief granted by a court of competent jurisdiction will be subject to modification or termination by the arbitrator once the arbitrator has affirmatively accepted that obligation.
18. Notices. Any notice, request or instruction to be given hereunder by either party to the other will be in writing and will be deemed to have been given (a) when it is delivered in person to Spachman or to the individual to whose attention notices to NIC are to be given, as the case may be, or (b) the first business day after it is sent by nationally recognized overnight courier, addressed as provided below, or to such other addresses as may be designated by written notice to the other party:

If to NIC:	National Interstate Corporation
3250 Interstate Drive
Richfield, OH 44286
Attention: General Counsel

If to Spachman:	Alan R. Spachman
c/o Glenmede Trust Company
25823 Science Park Drive, Suite 110
Beachwood, OH 44122
Attention: Frank Harding, Managing Director
19. Assignment and Binding Effect. The obligations of the parties hereunder may not be assigned or transferred, except upon the written consent of the other party hereto; except that NIC may assign the benefit of this Agreement to any of its affiliates. This Agreement will be binding upon and inure to the benefit of Spachman and NIC and their permitted assigns.
20. Entire Agreement. This Agreement supersedes all prior agreements between the parties relating to the subject matter discussed herein, specifically including the Confidentiality and Non-Competition Agreement between Spachman and NIC dated January 4, 1995, and constitutes the entire Agreement between the parties as respects the rights and duties of the parties to this Agreement with respect to that subject matter. There are no other promises or obligations relating to those rights and duties except as contained in this Agreement.
21. Governing Law, Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 17, the parties consent to venue and personal jurisdiction over them in the courts of the State of Ohio and federal courts sitting in the State of Ohio, for purposes of construing and enforcing this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NATIONAL INTERSTATE CORPORATION
By:	/s/ Donald D. Larson
pursuant to authorization of the Board of Directors

/s/ Alan R. Spachman
ALAN R. SPACHMAN

EXHIBIT A
TO
SPACHMAN EMPLOYMENT AGREEMENT
PROPOSED TERMS OF TRANSITION ARRANGEMENT
Administrative Support for Alan Spachman
Term. Fronting and support services to be approximately coterminous with employment agreement (i.e. 3 years to commence no later than May 1, 2007).
Fronting Company. National Interstate Insurance Company or another NIC insurance subsidiary.
Fronting. Services shall be limited to homeowners coverage in Texas. It is intended that 100% of the risk written shall be assumed by a Spachman-controlled company. This would include any indirect costs such as guarantee fund assessments and forced writings (specifically including any Florida homeowners required to be written as a result of recent legislation).
Services. Support services shall be limited to IT support in customizing NIC’s POINT system and internet agent interface to accommodate homeowners coverage in Texas. It is anticipated that this will take approximately 90 days. In addition, audit services shall be provided along with a product manager, if needed. It is not intended that underwriting, claims or other customer services be provided by NIC. The Spachman-controlled company will arrange and pay for any needed licensing for the IT systems.
Fees. Fronting fees shall be adequate to fully reimburse NIC for the cost of capital, premium taxes and other costs of providing paper with an appropriate profit margin. Service fees shall be at market and are intended to fully reimburse National Interstate for related costs plus an appropriate profit margin.
Reinsurance. Appropriate security, as determined by the Board of Directors, will be provided to NIC through collateral, reinsurance from an A or higher rated reinsurance company, funds withheld or other appropriate means to ensure direct access to such security by NIC. The amount of such security shall be determined including consideration of catastrophe exposure and forced writings (direct or indirect) . Directors with substantial reinsurance experience, Messrs. Gruber and Consolino, shall be responsible for approval of any proposed security arrangement, after their review and consultation with the entire Board of Directors.
Disclosure. These terms and the Employment Agreement shall be promptly disclosed, as required. There shall be disclosure of the management transition plan, any plans of share disposal, and ownership of the new Texas insurance company to be founded by Spachman.
Governance and Oversight. The execution and performance of these terms shall be monitored and approved by a subcommittee of the Board of Directors as established by the Board of Directors. The initial composition of such subcommittee shall be Directors Consolino, Jensen, Larson, and Schiavone. In addition, the Audit Committee, pursuant to its Charter, shall continue to review all potential conflicts of interest and approve all related party transactions.